EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 1st day of November, 2020 by and among Marizyme, Inc., a Nevada corporation (the "Company"), and Dr. Neil J. Campbell (the "Executive").

WHEREAS, the Company desires that Executive be employed by the Company; and

WHEREAS, in order to provide Executive with the financial security and sufficient encouragement to become retained by the Company, the Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company to provide Executive with certain engagement terms and severance benefits as set forth herein; and

WHEREAS, the Executive has agreed to be employed by the Company; and

WHEREAS, the parties hereto wish to enter into the arrangements set forth herein with respect to the terms and conditions of the Executive's employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization and not otherwise defined herein are defined in Section 24 below.

2.Term. Unless earlier terminated pursuant to Section 6, the term of the Executive's employment hereunder shall commence as of November 1, 2020 (the "Effective Date") and shall conclude three years after the Effective Date (the "Renewal Date") (the "Employment Period"); provided, however, the term of Executive's engagement shall be automatically renewed for successive one (1) year periods until the Executive or the Company delivers to the other party a written notice of their intent not to renew the "Engagement Term," such written notice to be delivered at least ninety (90) days prior to the expiration of the then-effective "Engagement Term as that term is defined below. The period commencing as of the Effective Date and ending three (3) years from the Effective Date or such later date to which the term of Executive's engagement under the Agreement shall have been extended is referred to herein as the " Engagement Term " and the end of the Engagement Term is referred to herein as the “Expiration Date.”

3.Position and Duties. The Executive shall serve as the President and Chief Executive Officer of the Company during the Employment Period. The Executive will also serve as a Director of the Company subject to the requirements and rules governing the Board of Directors of the Company. As the President and Chief Executive Officer of the Company, subject to the terms and conditions of this Agreement, the Executive shall render executive, policy and other management services to the Company as reasonably determined by the Board. During the Engagement Term, Executive will provide services in a manner that will faithfully and diligently further the business of the Company and will devote a substantial portion of Executive’s business time, attention and energy thereto, during the Employment Period (provided that the Executive shall be entitled to expend a reasonable amount of time on civic, public, industry, and philanthropic activities and on the management of his own investments and assets, and, may take up other offices and positions during the Employment Period with prior written approval by the Board). The Executive shall report directly to the Board.

4.Place of Performance. During his employment hereunder, The Executive shall be required to conduct his duties and responsibilities hereunder (except for routine and customary business travel) from the executive offices of the Company. The Executive may elect to conduct work that may be virtual, remote or deemed “additional offices” that may or may not be located in Florida. If the Executive is required to relocate at the request of the Company, the Company shall pay all the costs and expenses of the Executive connected with such relocation, including reasonable moving and travel expenses and reasonable temporary dwelling costs for a period not to exceed ninety (90) days and costs associated with purchasing and selling a permanent place of residence, all such expenses not to exceed $50,000. The payment pursuant to this Section 4 will be made within 30 days after the Executive’s remittal of a written request for payment accompanied by a statement indicating the basis for and amount of the liability, but in no event will such payment or reimbursement be made by the Company later than sixty (60) days in which the expense was incurred.

5.Compensation.

(a)Base Compensation. During the Employment Period, the Company shall pay to the Executive a base compensation (the “Base Compensation”) of Three Hundred Seventy-Five Thousand Dollars ($375,000) per year (prorated for any partial year), payable in equal bimonthly installments. The Base Compensation shall be reviewed by the Board no less frequently than annually, and may be increased (but not decreased) at the discretion of the Board. If the Executive's Base Compensation is increased, the increased amount shall be the Base Compensation for the remainder of the Employment Period (until the date of any subsequent increase).

(b)Bonuses: Annual Target Bonus and One-Time Incentive Bonus. During the Employment Period, the Executive shall be eligible to earn (i) an Annual Target Bonus in the amount of 40% of Annual Base Compensation and may be adjusted upward, but not downward, at the discretion of the Board for each fiscal year. The Annual Target Bonus will be paid no later than thirty (30) days following the year, whether fiscal or calendar, in which the annual Target Bonus is earned. The Bonus shall be earned by Executive upon the Company’s achievement of performance milestones for a fiscal year (in each case, the “Target Year”) to be mutually agreed upon in writing by the Executive and the Board or its compensation committee. In the event Executive is retained by the Company for less than the full Target Year for which a Bonus is earned pursuant to this Section 5(b), Executive shall be entitled to receive a pro-rated Annual Target Bonus for such Target Year based on the number of days Executive was retained by the Company during such Target Year divided by 365. The determinations of the Board or its compensation committee with respect to Bonuses will be final and binding. (ii) in recognition of the mutual agreement by the Executive and the Company, the Company shall also pay to the Executive, a One-Time Incentive Bonus payment of fifty thousand dollars ($50,000) upon the execution of this Agreement.

(c)Realization Bonus. In addition to the Bonus payable under Section 5 hereof, Executive shall be entitled during the Term of Engagement to an additional bonus upon the realization of an event that for a period of ninety (90) trading days, if the market price of the Company’s common stock is $6.25 per share (as adjusted for stock dividends, stock splits, recapitalizations and the like) or more and the average volume of the Company’s common stock daily trading volume is 1,500,000 or more, the Company shall pay Executive a Realization Bonus in an amount of Two Hundred Fifty Thousand ($250,000) dollars, which shall be payable by the Company in either cash or SEC registered common stock, or a combination thereof, as mutually agreed upon between Executive and the Company. Any stock portion of such Realization Bonus may be deferred at Executive’s discretion. The Realization Bonus will be paid within thirty (30) days of attaining the completion of the bonus requirements. The Company, at its sole discretion, may elect or not, to offer the Executive additional Realization Bonuses during the Employment Period.

(d)Stock Option Grant. A grant of 500,000 qualified stock options (the “Initial Options”) shall be granted to Executive under SEC rule 701 upon commencement of the Engagement Term on the Effective Date of this Agreement. Company will grant and vest 50,000 options upon signing of this Agreement. Such additional Initial Options granted upon the Effective Date will have an exercise price of $1.25 per share on the Effective Agreement date and the remaining stock options will vest quarterly in equal amounts over a period of three (3) years. The option agreement will include (i) a Change of Control provision whereby as of immediately prior to a Change of Control of the Company, all of the stock options will vest and become fully exercisable.

(e)Benefits. During the Employment Period, the Executive will be entitled to all employee benefits and perquisites (including health, welfare, life insurance, stock option, equity and incentive plans and other arrangements) made available to similarly situated executives of the Company. Nothing contained in this Agreement shall prevent the Company from terminating plans, changing carriers or from effecting modifications in employee benefits coverage for the Executive as long as such modifications are Company-wide modifications that affect all similarly situated employees of the Company.

(f)Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks of vacation/paid time off (PTO) during each calendar year, which shall be taken at a reasonable time or times. The Executive may elect to defer taking the vacation/paid time off, of which, will be accrued into each successive calendar year. There will be a limit maximum amount of two (2) weeks only accrual vacation/paid time off allowed during each calendar year. The Company will be obligated to pay out the aggregate unused balance of vacation/paid time off upon Termination subject to Section 7.

(g)Withholding Taxes and Other Deductions. All payments made under this Section 5, or under any other provision of this Agreement, will be subject to withholding of such state and federal income taxes, Social Security, Medicare, and any other applicable payroll deductions, in accordance with the Company’s normal payroll practices, and in such amounts as is reasonably determined by the Company.

(h)Expenses. The Executive is expected and is authorized, subject to the business expense policies as determined by the Board, to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses. The Company shall promptly reimburse the Executive for all such expenses provided that the Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended (the “Code”) and in accordance with the standard policies of the Company relating to reimbursement of business expenses incurred by senior executives of the Company. Reimbursement or payment of an expense under this Section 5 will be made or reimbursed within thirty (30) consecutive days of the Company’s receipt of the Executive’s request for payment or reimbursement.

6.Termination of Employment. Any termination of the Executive's employment under this Agreement by the Company or the Executive shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the provision so indicated. Termination of the Employment Period shall take effect on the Date of Termination. The Executive's employment under this Agreement can be terminated under the following circumstances:

(a)Death. The Employment Period shall terminate upon the Executive's death.

(b)Disability. The Company or the Executive may terminate the Employment Period effective as of: (i) the date the Executive becomes entitled to receive disability benefits under the Company’s long-term disability plan, if any; or (ii) the date the Executive shall have been unable to substantially perform the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months, or any six months in a twelve continuous month period (a “Disability”). If the Executive is a qualified person with a disability under the “Americans With Disabilities Act” (ADA) or other applicable statute, the Company will make reasonable accommodations to the known physical or mental limitations of the Executive, including but not limited to consideration of whether extending the above period of incapacity would constitute a reasonable accommodation. Termination of employment due to Disability shall not affect the Executive’s rights, if any, under the Company’s long-term disability plan.

(c)Termination by the Company. The Company may terminate the Executive's employment and the Employment Period with or without “Cause” by providing at least sixty (60) days’ advance written Notice of Termination to the Executive. If such termination is for “Cause,” the Notice of Termination shall include a description of the facts constituting the Company’s view of “Cause.” If the act or acts allegedly constituting “Cause” are susceptible of cure, then the Executive may cure such acts within thirty (30) business days of receipt of that Notice of Termination, and if so cured, such Notice of Termination will not be effective and the Employment Period will not be terminated pursuant to that Notice of Termination.

(d)Voluntary Termination by the Executive; Good Reason. The Executive may voluntarily terminate his employment hereunder at any time with or without Good Reason; provided, however, that the Executive must give sixty (60) days prior notice of Termination of the Employment Period for Good Reason and sixty (60) days prior notice to terminate the Employment Period without Good Reason. If the act or acts allegedly constituting “Good Reason” are susceptible of cure, then the Company may cure such acts within thirty (30) business days of receipt of the Notice of Termination, and if so cured, such Notice of Termination will not be effective and the Employment Period will not be terminated pursuant to that Notice of Termination.

(e)Non-Renewal. The Employment Period may terminate pursuant to the terms of Section 2.

7.Compensation Following Termination of Employment Period.

(a)Following Any Termination of Employment Period. Upon any termination of the Employment Period, regardless of reason, the Company will pay to the Executive (or his estate, as appropriate): (i) accrued but unpaid Base Compensation through the Date of Termination; (ii) any earned but unpaid bonuses of any type in effect during the Employment Period provided under this Agreement through the Date of Termination; (iii) any accrued but unused Vacation/PTO days as of the Date of Termination; (iv) the stated lump-sum severance payment per this Agreement; (v) any other accrued or vested benefits or reimbursements up to and including the Date of Termination to which the Executive is entitled by operation of contractual or statutory law (including those provided by an employee benefit plan and any other disability, medical or life insurance, death in service or other equivalent policy for the benefit of the Executive (and with respect to life insurance, to the extent the Executive is covered by a Company provided life insurance policy at the time of his death); and (vi) any business expenses required to be reimbursed to the Executive for Company related expenses. If the Executive terminates without Good Reason, the Company shall also assign or otherwise transfer to the Executive, to the extent permitted under the applicable insurance policies and at no additional cost to the Company, any disability or other medical or life insurance policy for the benefit of the Executive (and with respect to life insurance, to the extent the Executive is covered by a Company provided life insurance policy at the time of his death).

(b)Termination Due to Death or Disability. If the Employment Period terminates due to the death of the Executive or the Company terminates the Employment Period because of the Executive’s Disability, in addition to the payments provided in Section 7, the Executive, the Executive’s personal representative, the Executive’s estate or the personal representative of the Executive’s estate as the case may be, shall have a period of five (5) years following the Executive’s death during which it can exercise the Executive’s vested stock options.

(c)By the Company for Cause; By the Executive without Good Reason. If the Company terminates the Employment Period for Cause or if the Executive voluntarily terminates the Employment Period without Good Reason (including pursuant to the Executive's delivery of a Notice of Non-Renewal), the Company shall promptly pay to the Executive after the Date of Termination any accrued but unpaid Base Compensation through the Date of Termination, all unpaid accrued vacation/paid time off days, and all other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan contained in or a program of the Company pursuant to Section 5. hereof, and other than pursuant to employee benefit plans, the Company shall have no further obligations to the Executive under this Agreement; provided that if the Executive terminates without Good Reason, the Company shall also assign or otherwise transfer to the Executive, to the extent permitted under the applicable insurance policies and at no additional cost to the Company, any disability or other medical or life insurance policy for the benefit of the Executive (and with respect to life insurance, to the extent the Executive is covered by a Company provided life insurance policy at the time of his death)).

(d)Following a Termination by the Company without Cause, by the Executive with Good Reason, or an Election by the Company Not to Renew the Employment Period. If the Company terminates the Employment Period (including pursuant to the Company’s delivery of a Notice of Non-Renewal) other than for Cause, Disability or Death or if the Executive terminates the Employment Period for Good Reason, in addition to the payments provided in Section 7, the Company shall provide to the Executive after the Date of Termination the following Severance Benefits:

(i) a lump sum cash payment equal to the sum of the Annual Base Compensation, Annual Target Bonus, any Realization Bonuses, a severance payment equal to twelve (12) months at the then present Annual Base Compensation, and other amounts for which the Executive is eligible for the year in which the Notice of Termination is given. The Combined lump sum payment is to be paid within twenty (20) days of Notice of Termination;

(ii) any additional earned bonuses named and provided for to the Executive after the Effective Date of this Agreement to be paid within twenty (20) days of Notice of Termination;

(iii)if the Executive timely elects continued coverage under the Company’s group medical plan or group dental plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”), in accordance with ordinary plan practices, during the Continuation Period, the Company will provide the Executive such COBRA continuation coverage each month by payment of the amount paid by a full-time active Company employee each month for the same level of coverage elected by the Executive; provided, however, that if such Continued Coverage would result in penalties under Section 4980D of the Code, then the Company may in its sole discretion provide that (A) Employee will pay the full cost of the Continued Coverage (determined in accordance with the methodology under COBRA) for such month and (B) within thirty (30) days of such premium payment, the Company shall reimburse Employee in cash (less required withholding) an amount equal to the sum of (I) the excess of (x) the full premium cost of the Continued Coverage for such month over (y) any premium amount that would have been payable by Employee if Employee had been actively employed by the Company for such month and (II) an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on Employee with respect to the reimbursement of a portion of the premium for Continued Coverage (provided, however, that if the Company’s making these payments would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section in a manner as is necessary to comply with the ACA);

(iv)to the extent the legally permissible under the respective plans and policies, Company shall continue to provide the Executive’s with other welfare benefits pursuant to Section 5(d) of this Agreement during the Continuation Period (or, to the extent such benefits cannot be so provided, the Company shall make a cash payment to the Executive in an amount sufficient (including an additional tax “gross up” payment) to allow the Executive to obtain comparable benefits for such period, less any amount for which the Executive would otherwise have been responsible for paying had the Employment Period continued through the Continuation Period), unless, until and to the extent the Executive receives any such or similar benefits while employed in any capacity by any other employer during the Continuation Period;

(v) all unvested options to purchase Company stock and shares of restricted Company stock, if awarded by the Board, then held by the Executive shall become fully vested, exercisable and free from restriction and the Executive shall be entitled to exercise all such vested options and stocks.

(vi)an additional tax “gross up” payment to cover all estimated applicable local, state and federal income and payroll taxes imposed on Employee with respect to any Restricted Stock that is vested as of the Date of Termination;

(vii)the Executive will have a five (5) year period from date of termination to exercise all vested options or if the Company is taken private, a buyback of the vested options and stock at the prevailing share price during the exercise period by the Company, if agreed to and offered by the Executive, after which time all options to purchase Company stock held by the Executive will immediately expire. The Company’s provision of these Severance Benefits shall be subject to and contingent upon the Executive’s execution of a full and final Release of all claims in the form attached as Exhibit A (the “Release”), and such payments will not commence until after the expiration of all applicable revocation periods set forth in the Release. Other than as set forth herein, the Company shall have no further obligations to the Executive under this Agreement or otherwise.

(e)The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided or allowed by this Agreement, the Severance benefits provided herein are in lieu of all other claims that the Executive may make with respect to termination of his employment or the Employment Period. Other than the Severance Benefits referenced herein, Employee has no rights under any other employment, severance, separation, retention, exit incentive, employment termination, or similar plan, policy, program or practice with the Company. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

(f)Claims Seeking Relief Based on Term of Agreement Waived. The Executive understands and agrees that, by entering into this Agreement, he hereby waives any claims that he might otherwise have to damages or other legal or equitable relief based upon the stated Term of this Agreement as described in Section 2.

(g)Termination by Change of Control. The Executive’s employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control. For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person, affiliate, or entity (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (to include a merger effected exclusively for the purpose of changing the domicile of the Company which would be considered termination for good reason, if acceptance of changing the domicile is not consented to by the Executive, (iii) in the event of Executive’s Termination of Engagement with the Company prior to, during, or after a Change of Control, the Company will either (A) by the Company without Cause at any time within six (6) months prior to or twelve (12) months after the consummation of a Change of Control, (B) by Executive for Good Reason at any time within twelve (12) months after the consummation of a Change of Control, or (C) by the Company without Cause at any time within twelve (12) months after the consummation of a Change of Control, then, Executive shall be entitled to the following payments and other benefits:

(i)on the date of termination, the Company shall pay to the Executive, a lump sum amount equal to (A) any portion of unpaid Base Compensation then due for periods prior to the effective date of termination; (B) any Bonus and/or Realization Bonus earned and not yet paid through the date of termination; and (C) within 2-1/2 months following submission of proper expense reports by Executive, all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the date of termination;

(ii)on the date of termination the Company shall pay to the Executive, a lump sum amount equal to twelve (12) months of Executive’s Base Compensation ( known as a “Severance Payment”) then in effect as of the day of termination. All payments will be made within twenty (20) days of Termination;

(iii)notwithstanding any provision of any stock incentive plan, stock option agreement, realization bonus, restricted stock agreement or other agreement relating to capital stock of the Company, all of the shares that are then unvested shall immediately vest and, with respect to all options, warrants and other convertible securities of the Company beneficially held by Executive, become fully exercisable for (A) a period of twelve (12) months following the date of termination only if at the time of such termination there is a Change of Control transaction Pending.

(h)Definition of “Pending.” For purposes of Section G, a Change of Control transaction shall be deemed to be “Pending” each time any of the following circumstances exist: (A) the Company and a third party have entered into a confidentiality agreement that has been signed by a duly-authorized officer of the Company and that is related to a potential Change of Control transaction; or (B) the Company has received a written expression of interest from a third party, including a binding or non-binding term sheet or letter of intent, related to a potential Change of Control transaction.

8.Liquidated Damages. The parties acknowledge and agree that damages suffered by the Executive as a result of termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the payments and benefits provided pursuant to Section 7 shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Company plan, such liquidated damages shall be in lieu of all other claims that the Executive may make with respect to termination of his employment, the Employment Period or any such breach of this Agreement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, such amounts shall not be reduced whether or not the Executive obtains other employment.

9.Indemnification. The Company will provide Executive; (a) Directors’ and Officers’ Liability Insurance. Executive shall be designated as a “covered person” under the Company’s Director’s and Officer’s insurance coverage, if any, and shall be covered to the same extent as other directors and executive officers, including following the termination of Executive’s employment for any reason for the maximum statute of limitations period which could apply to any claim against Employee which otherwise would be covered by such insurance.

(a)On the Effective Date, Executive and Company will enter into a standard Indemnification Agreement as provided for in Exhibit B.

10.Non-Competition; Non-Solicitation; Confidentiality.

(a)Non-Competition. The Executive hereby covenants and agrees that during the Engagement Term and for a period of one year following the Expiration Date, the Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, Executive, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Section (a), (i) “Competing Business” means any pharmaceutical, bio-pharmaceutical or biotechnology company, any contract manufacturer, any research laboratory or other company or entity (whether or not organized for profit) that has, or is seeking to develop, one or more products or therapies that is related to virology Krillase and Duragraft-like technologies and (ii) “Covered Area” means all geographical areas of the United States and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Executive may own shares of companies whose securities are publicly traded, so long as ownership of such securities do not constitute more than one percent (1%) of the outstanding securities of any such company. Compliance by the Executive of Section 10 is only applicable if the Company pays all outstanding obligations under this Agreement for Base Compensation, all bonuses outstanding, stock obligations and expenses and other related matters.

(b)Non-Solicitation. The Executive further agrees that during the Engagement Term and for a period of one (1) year from the Expiration Date, the Executive will not divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or the Company’s and/or its affiliates’ business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company and/or its affiliates; provided, however, that the foregoing provisions shall not apply to a general advertisement or solicitation program that is not specifically targeted at such employees. Compliance by the Executive of Section 10 is only applicable if the Company pays all outstanding obligations under this Agreement for Base Compensation, all bonuses outstanding, stock obligations and expenses and other related matters.

(c)Confidential Information. The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Company and its Affiliates and their predecessors during the course of the Executive's performance of services for, or employment with, any of the foregoing entities (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning partnership, licensing, joint venture or acquisition opportunities in or reasonably related to the business or industry of the Company or its Affiliates of which the Executive becomes aware during such period. Therefore, the Executive agrees that he will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive's own account, any of such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) without the Board's consent, unless and to the extent that: (a) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive's acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Affiliates; (b) the Executive is required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power; or (c) such disclosure is necessary to prosecute the Executive’s rights against the Company or its Affiliates or to defend himself against any allegations. The Executive agrees to deliver to the Company at the termination of the Executive's employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive's control.

(d)Intellectual Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates that are conceived, developed, made or reduced to practice by the Executive while employed by the Company or any of its predecessors ("Work Product") belong to the Company, and the Executive hereby assigns, and agrees to assign, all of the Executive's rights, title and interest in and to the Work Product to the Company. Any copyrightable work ("Copyrightable Work") prepared in whole or in part by the Executive in the course of the Executive's work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Company shall own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a "work made for hire," the Executive hereby assigns and agrees to assign to the Company all the Executive's rights, title and interest, including, without limitation, copyright in and to such Copyrightable Work. The Executive shall promptly disclose such Work Product and Copyrightable Work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(e)Enforcement. The Executive acknowledges that the restrictions contained in this Section 10 are reasonable and necessary, in view of the nature of the Company's business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. If, at the time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. If the provisions of this Section 9 shall be deemed illegal by any jurisdiction, the provisions in this Section 10 shall be deemed ineffective within such jurisdiction. Because the Executive's services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

11.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets or otherwise pursuant to a Change of Control shall assume the Company's obligations under this Agreement and agree expressly in writing to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company's business and/or assets (including any parent company to the Company), whether or not in connection with a Change of Control, which becomes bound by the terms of this Agreement by operation of law or otherwise.

12.Engagement Relationship. Executive’s engagement with the Company will be “at will,” meaning that either Executive or the Company may terminate Executive’s engagement at any time and for any reason, with or without Cause or Good Reason. Any contrary representations that may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Although Executive’s duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s engagement may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company (other than Executive).

13.Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

14.Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

15.Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 6, 7, 8, 9, 10 and 11 hereof shall survive the Termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement or the Executive’s employment on the terms and conditions set forth herein.

16.Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder; and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation (collectively, the “Company’s Successor”).

17.Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors (including the Company’s Successor) and assigns.

18.Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the Executive and by an authorized officer of the Company (other than Executive). Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

19.Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

20.Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida.

21.Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and supersedes any other employment agreement or arrangement between the Executive and the Company.

22.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

23.Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

24.Definitions.

(a)“Affiliate” means any entity, as may from time to time be designated by the Board, and other entities directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meaning correlative to the foregoing.

(b)“Board” means the board of directors of the Company.

(c)“Cause” shall mean any of the following: (i) the commission of an act of fraud, embezzlement or material dishonesty which is intended to result in substantial personal enrichment of Executive in connection with Executive’s engagement with the Company; (ii) Executive’s conviction of, or plea of nolo contendere, to a crime constituting a felony (other than traffic-related offenses); (iii) Executive’s gross negligence that is materially injurious to the Company; (iv) a material breach of Executive’s proprietary information agreement that is materially injurious to the Company; or (v) Executive’s (1) material failure (except where due to a Disability) to perform his duties as an officer of the Company, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such material failure and the specific actions necessary, if any, to “cure” such failure.

(d)“Change of Control” shall mean the occurrence of any of the following events:

(i)the date on which any “Person” or its affiliates (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) obtains “beneficial ownership” (as defined in Rule 13d 3 of the Exchange Act) or a pecuniary interest in fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities (“Voting Stock”). For purposes of this Section, “affiliate” will mean, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (“control,” “controlled by” and “under common control with” will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contact or credit arrangement, as trustee or executor, or otherwise);

(ii)the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction: (1) in which substantially all of the holders of the Voting Stock immediately prior to such transaction hold or receive directly or indirectly fifty percent (50%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of the Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the authorized directors of the surviving entity (or a parent company); or

(iii)there is consummated a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, fifty percent (50%) or more of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or disposition.

(e)“Confidential Information” mean information concerning the business, finances, affairs, operations, performance, assets and plans of the Company and its Affiliates (including predecessors of each) which has actual or potential value from not being generally known to competitors or others who might benefit from it, whether formally designated “Confidential” or not, including without limitation:

(i)Trade Secrets, Inventions, patents, patents pending, copyrights, developments, discoveries, designs, formulae, improvements, intellectual property, methods, research, processes, techniques, shop practices, and other proprietary technical information;

(ii)[the subject matter of the Company’s patents, design patents, copyrights, operating instructions and other industrial property to the extent that such information is unavailable to the public and/or is in incomplete stages of design or research and development;]

(iii)the identity of the Company’s past, present and prospective clients, customers, consultants, independent contractors, service providers, vendors, suppliers or business contacts;

(iv)information relating to customer and client goodwill including purchasing patterns, preferences, wants, desires, utilization histories, and forecasts;

(v)terms and conditions of confidential agreements, contracts, plans, practices, understandings and course of dealing with the Company’s past, present and prospective clients, customers, consultants, independent contractors, service providers, vendors, suppliers, business contacts and other Persons;

(vi)organizational and operational information relating to accounting issues and methods, advertising, budgets, business plans, costs, delivery methods and schedules, financial data, financial statements, financial projections, forecasts, market data and research, manufacturing processes, methods of operation, operating instructions, packaging, pricing information, presentation, product placement, product preparation, product specifications, profits, quality control measures and processes, sales information, sales strategies, and merger, acquisition, expansion or divestiture information;

(vii)information which has been given to the Company or its Affiliates in confidence by business partners, customers, suppliers or other Persons; and

(viii)any document marked “Confidential,” or information that Employee knows or should reasonably expect the Company would regard as confidential.

Confidential Information will not lose its protected status under this Agreement if it becomes generally known to the public or to other persons through improper means such as the unauthorized use or disclosure of the information by me or another person.

(f)“Continuation Period” means the 12-month period commencing on the Date of Termination.

(g)“Copyrightable Works” means all original works of authorship that the Executive prepares, alone or with others, within the scope of his duties for the Company or that relate to a line of business that Company is engaged in or may reasonably be anticipated to engage in, including, but not limited to, reports, computer programs, mask works, drawings, designs, documentation and publications. All works under this Section (f) shall be attributed to the Executive in all forms, submissions and claims of authorship.

(h)“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, thirty days (30) after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such thirty-day (30) period; (iii) if the Executive’s employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (iv) if the Executive’s employment is terminated pursuant to delivery of a Notice of Non-Renewal, the end of the then effective term of employment hereunder; or (v) if the Employment Period is terminated for any other reason, the date on which Notice of Termination is given.

(i) “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of no less than (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive or his guardian (which approval shall not be unreasonably withheld). The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(j)“Good Reason” means and shall be deemed to exist if, without the prior express written consent of the Executive, (i) the Executive suffers a material change in his reporting obligations, (ii) the Executive suffers a material change in the duties, responsibilities or effective authority associated with the title of President and CEO, as set forth and described in Section 3 of this Agreement; (iii) a reduction by the Company of the Executive’s “Base Salary” (as increased from time to time in accordance with Section 5) or in the other compensation and benefits below a level which is substantially equivalent in the aggregate, to those payable to the Executive hereunder, or a material adverse change in the terms or conditions on which any such compensation or benefits are payable as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement; (iv) the Company fails to pay the Executive’s accrued compensation or to provide for the Executive’s accrued benefits when due; (v) the Executive’s place of employment and work location, as provided under Section 4 is moved to a location more than 25 miles from the headquarter of the Company or (vi) the failure or refusal of the Company’s Successor, in any form, to expressly assume this Agreement in writing.

(k) “Invention.” A design, development, device, discovery, idea, improvement, method, process or work of authorship (whether or not written, put into practice, patented, patentable, or copyrighted or copyrightable), conceived, created, designed, constructed, made or authored by Employee, alone or with others, that: (A) relates to the Company’s business (past, present, anticipated or under development); (B) arises out of or relates to the Executive’s employment with the Company; or (C) uses the Company’s equipment, supplies, facilities, Trade Secrets, labor or Confidential Information.

(l)“Trade Secret.” Confidential Information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (A) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (C) is protected by the Uniform Trade Secrets Act. Trade Secrets include without limitation all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically, photographically or in writing.

(m) “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind or more than such person or entity acting as a group.

(n) “Works Made for Hire.” Works prepared by the Executive within the scope of his or her employment and as further defined and described in 17 U.S.C. 101 & 201(b), but not works of authorship that: (A) do not relate in any way to any subject matter pertaining to the Executive’s employment; (B) do not relate in any way to the existing or reasonably foreseeable business, products, services, projects or Trade Secrets or Confidential Information of the Company; or (C) do not involve the use of any time, material or facility of the Company.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the Effective Date hereinabove written.

By:	/s/ James Sapirstein
Mr. James Sapirstein
Executive Chairman
Marizyme, Inc.

By:	/s/ Dr. Neil J. Campbell
Dr. Neil J. Campbell
President & CEO

EXHIBIT A

GENERAL RELEASE AND WAIVER OF CLAIMS

General Release and Waiver of Claims

In exchange for the severance benefits to be provided to the Executive under the Employment Agreement between Marizyme, Inc. (the “Company”), dated as of November 1, 2020, (the “Employment Agreement”), to which I would not otherwise be entitled, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this General Release and Waiver of Claims (the “Release of Claims”) shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination, under the Employment Agreement, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the State of Florida (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “ Claims ”), and I hereby release and forever discharge the Company, its subsidiaries and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and I hereby waive, any and all such Claims. This release will only become valid upon the complete satisfying of the Employment Agreement Termination and Compensation for Termination requirements. If the This release shall not apply to (a) any claims that arise after I sign this Release of Claims, including my right to enforce the terms of this Release of Claims, the Employment Agreement, the Confidentiality Agreement, the Inducement Plan, the Option Agreement and any other contract between me and the Company; (b) any claims that may not be waived pursuant to applicable law; (c) any right to indemnification that I may have under the certificate of incorporation or by-laws of the Company, and any Indemnification Agreement between me and the Company or any insurance policies maintained by the Company; or (d) any right to receive any vested benefits under the terms of any employee benefit plans and my award agreements thereunder.

Nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to thirty (30) days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Company’s Board of Directors and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature	/s/ Dr. Neil J. Campbell

Name	Dr. Neil J. Campbell

Date Signed	November 1, 2020

EXHIBIT B

INDEMNIFICATION AGREEMENT

This Indemnification Agreement ("Agreement") is entered into as of the 1st day of November, 2020 by and between Marizyme, Inc. a Nevada corporation (the “Company”), and Dr. Neil J. Campbell ("Indemnitee").

RECITALS

A. The Company and Indemnitee recognize the challenges in obtaining liability insurance at the necessary level required for coverage of a pre-NASDAQ Company for the Company's directors and officers, the significant increases in cost of such insurance and the general reductions in the coverage of such insurance.

B. The Company and Indemnitee further recognize, currently, the substantial increase in corporate litigation in general, subjecting directors and officers to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

C. The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and, in part, in order to induce Indemnitee to continue to provide services to the Company, wishes to provide for the indemnification and advancing of expenses to Indemnitee to the maximum extent permitted by law.

D. In view of the considerations set forth above, the Company desires that Indemnitee be indemnified by the Company as set forth herein.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

AGREEMENT

1.Indemnification.

(a)Indemnification of Expenses. The Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a "Claim") by reason of (or arising in part out of) any event or occurrence related to the fact that Indemnitee is or was a director or officer of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity (hereinafter an "Indemnifiable Event" ) against any and all expenses (including attorneys' fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), losses, claims, damages, liabilities, judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) of such Claim and any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses (collectively, hereinafter "Expenses") if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, suit or proceeding, Indemnitee had no reasonable cause to believe Indemnitee's conduct was unlawful.

(b) Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 7 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of a Claim without prejudice, in defense of any Claim referred to in Section (1)(a) hereof or in the defense of any Claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

2.Expenses; Indemnification Procedure.

(a)Advancement of Expenses. The Company shall pay all Expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal Claim referenced in Section 1(a) hereof in advance of the final disposition of such Claim. Indemnitee shall deliver to the Company an Undertaking, substantially in the form of Exhibit A hereto, whereby Indemnitee undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to Indemnitee following a request therefor, but in any event no later than thirty (30) days after receipt by the Company of written demand from Indemnitee for such advances.

(b)Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee's right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification or advancement will or could be sought under this Agreement. Notice to the Company shall be directed to the General Counsel of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). The failure to promptly notify the Company of the commencement of the action, suit or proceeding, or of Indemnitee’s request for indemnification, will not relieve the Company from any liability that it may have to Indemnitee hereunder or otherwise, except to the extent the Company is actually and materially prejudiced in its defense of such action, suit or proceeding as a result of such failure or delay, and any such failure or delay shall not constitute a waiver by Indemnitee of any rights under this Agreement or otherwise. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request therefor including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to enable the Company to determine whether and to what extent Indemnitee is entitled to indemnification.

(c)Procedure. Any indemnification and advances of Expenses provided for in Section 1 and Section 2 of this Agreement shall be paid by the Company to Indemnitee within thirty (30) days after receipt of written request from Indemnitee for such indemnification or advances along with appropriate written documentation verifying such Expenses, but in any event no later than forty-five (45) days after receipt of such request. If the Company believes that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the Expenses claimed, the Company may file an action in the Court of Chancery of the State of Delaware to obtain a declaratory judgment that Indemnitee is not entitled under applicable law to receive indemnification or advancement from the Company (hereinafter a “Declaratory Action”). If the Company files a Declaratory Action, Indemnitee shall be entitled to receive interim payments of Expenses pursuant to Subsection 2(a) including Expenses incurred in defending a Declaratory Action unless and until the Court of Chancery of the State of Delaware issues an order or judgment that Indemnitee is not entitled under applicable law to receive indemnification or advancement from the Company. If the Court of Chancery of the State of Delaware issues an order or judgment in a Declaratory Action that Indemnitee is not entitled under applicable law to receive indemnification or advancement from the Company, the Company shall have no further obligation under this Agreement, the Company's Certificate of Incorporation, the Company Bylaws or any other applicable law, statute or rule to provide indemnification or advances of Expenses to Indemnitee and Indemnitee shall be responsible for repaying all such amounts previously advanced to Indemnitee as provided in Section 2(a).

(d)No Presumptions. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(e)Burden of Proof. In a Declaratory Action, the burden of proof shall be on the Company to establish that Indemnitee is not entitled to indemnification or advances.

(f) Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 2(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

(g)Selection of Counsel. In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, the Company shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim. Notwithstanding the Company's assumption of the defense of any Claim, the Company shall be obligated to pay the Expenses of any Claim if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) the Company shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense such that Indemnitee needs to be separately represented, or (C) the Company shall not continue to retain counsel to defend such Claim, then the fees and expenses of counsel retained by Indemnitee shall be at the expense of the Company. The Company shall have the right to conduct such defense as it sees fit in its sole discretion, including the right to settle any Claim against Indemnitee without the consent of the Indemnitee; provided, that in no event shall the Company have the right to settle any Claim that imposes non-monetary penalties on Indemnitee without the prior written consent of Indemnitee which may be granted or withheld in Indemnitee’s sole discretion.

3.Additional Indemnification Rights; Nonexclusivity.

(a)Scope. The Company hereby agrees to indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company's Certificate of Incorporation, the Company's Bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder except as set forth in Section 7(a) hereof.

(b)Nonexclusivity. The indemnification provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company's Certificate of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise. The indemnification provided under this Agreement shall continue as to Indemnitee for any action Indemnitee took or did not take while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

4.No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, Certificate of Incorporation, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

5.Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for a portion of Expenses incurred in connection with any Claim, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

6.Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company's right under public policy to indemnify Indemnitee.

7.Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)Excluded Action or Omissions. To indemnify (i) any Claim by or in the right of the Company as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware or such other court in which such Claim was brought, shall determine upon application that despite the adjudication of liability, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses such court shall deem proper, or (ii) any other acts, omissions or transactions from which Indemnitee may not be relieved of liability under applicable law;

(b)Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to Claims brought to establish or enforce a right to indemnification or advancement under this Agreement or any other agreement or insurance policy or under the Company's Certificate of Incorporation or Bylaws, as now or hereafter in effect relating to Claims for Indemnifiable Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be;

(c)Claims Under Section 16(b). To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

(d)Disgorgement of Profits and Bonuses Pursuant to Section 304. To indemnify Indemnitee for (i) any bonus or other incentive-based or equity-based compensation received by Indemnitee or (ii) any profits arising from the sale of securities made by Indemnitee that Indemnitee is required pursuant to Section 304 of the Sabarnes-Oxley Act of 2002 to reimburse to the Company.

8.Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee's estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five-year period; provided , however , that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

9. Construction of Certain Phrases.

(a) For purposes of this Agreement, references to the "Company" shall include, in addition to the resulting corporation, any affiliate, subsidiary, joint venture, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Agreement, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

11. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnifiable Events regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary of the Company or of any other enterprise at the Company's request.

12.Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) fifteen (15) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission with confirmation of receipt, if delivered by facsimile transmission, with a mandatory written copy by first class mail, postage prepaid, or Express Courier, and shall be addressed if to Indemnitee, at the Indemnitee address as set forth beneath Indemnitee signatures to this Agreement and if to the Company at the address of its principal corporate offices (attention: Secretary) or at such other address as such party may designate by ten days' advance written notice to the other party hereto.

13.Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

14.Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

15.Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Delaware, as applied to contracts between Delaware residents, entered into and to be performed entirely within the State of Delaware, without regard to the conflict of laws principles thereof.

16.Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

17.Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

18.Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

19.No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Marizyme, Inc.

Signature:	/s/ James Sapirstein
By:	James Sapirstein
Title:	Executive Chairman

AGREED TO AND ACCEPTED BY:

Signature:	/s/ Dr. Neil J. Campbell
By:	Dr. Neil J. Campbell
Title:	President & CEO

EXHIBIT A

GENERAL FORM OF UNDERTAKING FOR ADVANCEMENT OF EXPENSES

1.This instrument (this “Undertaking”) is being executed by the undersigned in favor of Marizyme, Inc. a Nevada corporation (the “Corporation”), pursuant to that certain Indemnification Agreement, made as of November 1, 2020 (the “Indemnification Agreement”), by and between the Company and the undersigned.

2.I am requesting advancement of expenses which have been or will be actually and reasonably incurred by me or on my behalf in connection with a proceeding to which I am a party or am threatened to be made a party, or in which I am or may be participating, by reason of my status as a director, officer or fiduciary of the Company.

3.With respect to all matters related to such proceeding, I believe I acted in good faith and in a manner I reasonably believed to be in or not opposed to the best interests of the Corporation or its affiliates, and, with respect to any criminal proceeding, I had no reasonable cause to believe that my conduct was unlawful.

4.I hereby undertake to repay any advancement of expenses if it shall ultimately be determined by final judicial decision from which there is no further right to appeal or otherwise in accordance with Delaware law that I am not entitled to be so indemnified for such Expenses.

5.I am requesting advancement of Expenses in connection with the following matter: [PROVIDE DETAILS]

/s/ Dr. Neil J. Campbell

Name of Indemnitee: Dr. Neil J. Campbell

Dated: